Exhibit 10.20

FIRST AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This First Amendment to Amended and Restated Loan and Security Agreement is entered into as of May 3, 2010 (the “Amendment”), by and between EAST WEST BANK as successor in interest and assignee to East West Bank (“Bank”) and Applied Optoelectronics, Inc., a Texas corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of May 20, 2009, as amended from time to time (the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      The following defined terms set forth in Section 1.1 of the Agreement are added or amended in their entirety to read as follows:

“Domestic Borrowing Base” means an amount equal to (i) 80% of Eligible Accounts plus (ii) the lesser of 30% of Eligible Inventory or $1,000,000, plus (iii) the lesser of 50% of the Orderly Liquidation Value of domestic Equipment  (as set forth in the appraisal completed in April 2009 and in the form previously provided to Bank) or $1,600,000, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.  Notwithstanding the foregoing, Eligible Inventory shall not exceed 50% of the total Domestic Borrowing Base.

“Equipment Maturity Date” means May 3, 2014.

“EXIM Maturity Date” means May 3, 2011.

“Real Estate Maturity Date” means May 3, 2014.

“Revolving Maturity Date” means May 3, 2011.

2.                                      Subsection (c) to the defined term “Domestic Eligible Accounts” is amended in its entirety to read as follows:

Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all domestic and foreign Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank and except that the Concentration Limit for Accounts with respect to which the account debtor is Cisco/Scientific-A shall be forty percent (40%);

3.                                      The following is added as a new subsection (c) to the defined term “Permitted Investment” set forth in Section 1.1 of the Agreement:

(c) Investments into Global Technology, Inc., a Chinese corporation (through Borrower’s wholly owned subsidiary Prime World International Holdings Ltd.) in an amount not to exceed the required registered capital requirement and in the ordinary course of business.

4.                                      Section 2.1(c) is amended in its entirety to read as follows:

(c)                                  Equipment Advances.

(i)                                     Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Equipment Advances to Borrower in an aggregate amount not to exceed the lesser of (A) $390,795 or (B) fifty percent (50%) of the Orderly Liquidation Value (as set forth in the appraisal completed in April 2009 and in the form previously provided to Bank) of such Equipment minus $3,000,000.  Borrower shall deliver to Bank a promissory note for the Equipment Advances in substantially the form attached hereto as Exhibit B-2.  Bank may enforce its rights in respect of the Equipment Advance under this Agreement without such note.

(ii)                                  On the fifth day of each month until the Equipment Advance Maturity Date, Borrower shall repay the outstanding Equipment Advance in forty eight (48) equal monthly installments of principal, plus accrued interest.  The entire principal balance and all accrued but unpaid interest on the Equipment Advance shall be due and payable on the Equipment Advance Maturity Date.  Equipment Advances, once repaid, may not be reborrowed.  Borrower may prepay any Equipment Advances without penalty or premium.

(iii)                               When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made.  Such notice shall be substantially in the form of Exhibit C.  The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice and proof of payment of such invoice for any Equipment to be financed.

5.                                      Section 2.1(d)(ii) is amended in its entirety to read as follows:

(ii)                                  Payments.  The outstanding principal amount of the Real Estate Advance as of May 3, 2010 is $3,452,638.13.  On the fifth day of each of each until the Real Estate Maturity Date, Borrower shall repay the Real Estate Advance in equal installments of principal and interest based on a 240-month amortization schedule as prescribed by Bank.  The entire principal balance and all accrued but unpaid interest on the Real Estate Advance shall be due and payable on the Real Estate Maturity Date.

6.                                      Section 2.3(a) of the Agreement is amended in its entirety to read as follows:

(a)                                 Interest Rates.

(i)                                     Revolving Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate per annum equal to the Prime Rate plus 2.25%.

(ii)                                  Equipment Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the Equipment Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 2.25%.

(iii)                               Real Estate Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the Real Estate Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 2.25%.

(iv)                              EXIM Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the EXIM Advances shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 2.25%.

Notwithstanding the foregoing, at no time shall the interest rate applied to any Credit Extension be less than 5.75% per annum (computed daily on the basis of a 360 day year and actual days elapsed) (the “Floor Rate”).

7.                                      The following is added as a new subsection (g) to Section 6.2 of the Agreement:

(g)                                  Within 20 days after the last day of each month, Borrower shall deliver to Bank (i) a monthly accounts payable aging report (against invoice date) of all accounts payable owing by account debtor Global Technology, Inc. to Borrower, and (ii) a monthly accounts payable aging report (against invoice date) of all accounts payable owing by the account debtor AOI Taiwan (Borrower’s subsidiary operating in Taiwan) to Borrower.

8.                                      Section 6.3 of the Agreement is amended in its entirety to read as follows:

6.3                               Collateral Audits.  Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than once every twelve months unless an Event of Default has occurred and is continuing.

9.                                      Section 6.4 of the Agreement is amended in its entirety to read as follows:

6.4                               Current Ratio.  Borrower shall maintain, as of the last day of each month, a Current Ratio equal to or greater than 1.00 to 1.00.

10.                               Section 6.5 of the Agreement is amended in its entirety to read as follows:

6.5                               Total Liabilities to Tangible Net Worth Ratio.  Borrower shall maintain as of the last day of each month starting, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.20 to 1:00.

11.                               Section 6.6 of the Agreement is amended in its entirety to read as follows:

6.6                               Minimum EBITDASO.  Borrower shall maintain a minimum quarterly EBITDASO of at least the following amounts:

Quarter(s) Ending	Amount
June 30, 2010:	$200,000
September 30, 2010:	$225,000
December 31, 2010:	$225,000
March 31, 2011:	$225,000
June 30, 2011:	$250,000
September 30, 2011 and thereafter:	$275,000

12.                               The following is added as a new Section 6.14 of the Agreement:

6.14                        Beginning on May 3, 2010 and continuing thereafter, Borrower shall cause its subsidiaries, Prime World International Holdings, Ltd and Global Technology Inc., to pay all accounts receivable owing to Borrower within 60 days of invoice date.

13.                               Exhibit B-2 to the Agreement is replaced in its entirety with Exhibit B-2 attached hereto.

14.                               Bank and Borrower each acknowledge and agree that the warrant issued to United Commercial Bank on June 30, 2009 has been assigned in full to Bank, and such warrant provides Bank with rights to acquire 400,000 shares of Borrower’s Series F Preferred Stock at an exercise price of $0.25 (the “2009 Warrant”).  In connection with this Amendment, Borrower shall issue to Bank an additional 250,000 shares warrant to purchase Borrower’s Series F Preferred Stock at an exercise price of $0.60 per share (the “2010 Warrant”).  The 2010 Warrant shall be in addition to Bank’s 2009 Warrant, and does not replace or supersede the 2009 Warrant.

15.                               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remains in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all instruments, documents and agreements entered into in connection with the Agreement.

16.                               Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

17.                               Borrower represents and warrants that the Schedule of Exceptions attached hereto is true and complete as of the date hereof.

18.                               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

19.                               As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Amendment, duly executed by Borrower;

(b)                                 the 2010 Warrant;

(c)                                  Corporation Resolutions and Incumbency Certification;

(d)                                 Schedule of Exceptions, as of the date hereof;

(e)                                  the stock certificate of Global Technology, Inc., pursuant to Section 6.12 of the Agreement;

(f)                                   an amendment fee of $34,608.59 to Bank, plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(g)                                  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Lin, Chih-Hsiang

Title:	Lin, Chih-Hsiang, President

EAST WEST BANK

By:	/s/ Yu-Fu Lin

Title:	First Vice President

EXHIBIT B-2

EQUIPMENT ADVANCE NOTE

$390,795	May 3, 2010
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, Applied Optoelectronics, Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of East West Bank (the “Bank”) at its Principal Office located at 5201 Great American Parkway, Suite 300, Santa Clara, CA  95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of THREE HUNDRED NINETY THOUSAND SEVEN HUNDRED NINETY FIVE DOLLARS ($390.795.00) or so much of the Equipment Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Amended and Restated Loan and Security Agreement dated as of the date hereof by and between Bank and Borrower (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Equipment Advance Note as defined in the Loan Agreement.

This Equipment Advance Note (the “Equipment Advance Note”) is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Equipment Advance Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Equipment Advance Note upon the terms and conditions specified in the Loan Agreement.  This Equipment Advance Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Equipment Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Equipment Advance Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Equipment Advance Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Equipment Advance Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Equipment Advance Note as of the date and year first above written.

APPLIED OPTOELECTRONICS, INC.

By:

Title:	Lin, Chih-Hsiang, President